Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement of Energy Partners, Ltd. and certain guarantor subsidiaries on Form S-8 of our report dated March 1, 2011, relating to the audited statements of revenues and direct operating expenses of the properties acquired from Anglo-Suisse Offshore Partners, LLC for each of the fiscal twelve-month periods in the three-year period ended December 31, 2010, which was included on Form 8-K/A of Energy Partners, Ltd. filed with the Securities and Exchange Commission on March 23, 2011.

/s/ UHY LLP

Houston, Texas

July 14, 2011